Exhibit 99.1

FOR IMMEDIATE RELEASE

COVIA ANNOUNCES SECOND-QUARTER 2018 RESULTS

•	Reported Volumes of 7.6 million tons; Reported Energy Volumes of 4.3 million tons; Reported Net Income from Continuing Operations of $17.1 million

•	Pro Forma Volumes of 10.0 million tons, up 10% sequentially; Pro Forma Energy Volumes of 6.2 million, up 11% sequentially; Pro Forma Adjusted EBITDA of $179 million, up 18% sequentially

•	Integration of Supply Chain Successfully Completed in June

•	Began Shipping Local West Texas Sand in July 2018

INDEPENDENCE, Ohio, August 14, 2018 (GLOBE NEWSWIRE) — Covia (NYSE:CVIA), a leading provider of minerals and material solutions for the Industrial and Energy markets, today announced results for the second quarter ended June 30, 2018. As a result of the merger that closed on June 1, 2018, Covia’s second-quarter 2018 reported results, under Generally Accepted Accounting Principles (“GAAP”), include the consolidated financial results of both Unimin Corporation (“Unimin”) and Fairmount Santrol Holdings Inc. (“Fairmount Santrol”) for the one month ended June 30, 2018, as well as the stand-alone results for Unimin for the two months ended May 31, 2018, including the high-purity quartz (“HPQ”) business, which is reported as discontinued operations. Selected pro forma financial results, which reflect combined Unimin and Fairmount Santrol operations for the entire quarter and exclude HPQ results, have been provided as exhibits to this release.

Reported Second-Quarter 2018 Results

Second-quarter 2018 reported Company volumes sold were 7.6 million tons, compared with 5.9 million tons in the first quarter of 2018 and 5.9 million tons in the second-quarter 2017. Reported revenues in second-quarter 2018 were $508.4 million, compared with $369.8 million in the first-quarter 2018 and $324.1 million in the second-quarter 2017. Reported net income from continuing operations for second-quarter 2018 was $17.1 million, or $0.14 per diluted share, compared with $36.8 million in the first-quarter 2018 and $30.2 million in the second quarter of 2017. As a result of the merger, second-quarter 2018 reported net income includes the pre-tax impact of $38.9 million of transaction-related expenses, $19.2 million in costs related to the fair value write-up of Fairmount Santrol inventories, and $12.3 million in charges related to a project termination following a post-merger synergy and capital optimization analysis.

Industrial Segment Reported Results

Second-quarter 2018 reported Industrial volumes were 3.3 million tons compared with 3.1 million tons in the second-quarter 2017. Reported revenues for the segment were $181.7 million and $166.7 million in second-quarter 2018 and 2017, respectively. Reported Industrial gross profit was $51.8 million in second-quarter of 2018 compared with $52.3 million in the second-quarter 2017.

Energy Segment Reported Results

Reported second-quarter 2018 Energy volumes were 4.3 million tons and 3.0 million tons in the first-quarter 2018. Revenues were $326.7 million compared with $207.5 million in the first-quarter 2018. Reported Energy gross profit totaled $101.3 million in the second-quarter 2018, an increase of $35.8 million from $65.5 million in the first quarter of 2018.

Pro Forma Combined Second-Quarter 2018 Results

On a pro forma basis, assuming the merger had closed, and the HPQ divestiture had taken place on the first day of the period(s), Covia volumes sold were 10.0 million tons, up 10% from the first quarter of 2018 and an increase of 9% from 9.2 million tons in the second quarter of 2017. Pro forma second-quarter 2018 revenues were $712.4 million, up 11% from $643.2 million in the first quarter of 2018 and 28% higher than the second quarter of 2017.

Pro forma net income from continuing operations for the second-quarter 2018 was $19.8 million, compared with pro forma net income from continuing operations of $65.5 million for the first quarter of 2018.

Pro forma Adjusted EBITDA for the second quarter of 2018 was $179.1 million compared with $151.7 million for the first quarter of 2018. Second-quarter 2018 pro forma Adjusted EBITDA includes West Texas mine start-up costs of $7.1 million and $19.2 million of charges related to the write-up of inventories as a result of the merger. Excluding these start-up costs and the impact from the write-up of inventories, pro forma Adjusted EBITDA would have been $205.4 million.

Jenniffer Deckard, President and Chief Executive Officer, said, “We are very proud of the collective accomplishments of the Covia Team during our first quarter as a combined company. In addition to completing the merger, our people made significant progress on integrating the strengths of our two legacy organizations, including the full integration of our industry-leading supply chain. At the same time, we initiated the start-up of both of our local sand plants in West Texas, delivered overall higher volumes and lower costs, and benefited from improved pricing across the business.”

Industrial Segment Pro Forma Combined Results

Pro forma Industrial volumes in second-quarter 2018 were 3.8 million tons, relatively flat to pro forma volumes in second-quarter 2017. Volumes by end-market were consistent between the two periods.

Pro forma Industrial revenues for the second quarter of 2018 were $206.3 million, up from pro forma revenues of $201.1 million in the second quarter of 2017. The increase in pro forma revenue was due mainly to price increases instituted at the beginning of the year.

Pro forma Industrial gross profit was $62.1 million, which includes $1.2 million of non-cash expense related to the write-up of inventories. Excluding these non-cash charges, pro forma Industrial gross profit would have been $63.3 million in second-quarter 2018, compared with $67.5 million in the second quarter of 2017. The lower gross profit in the second quarter of 2018 was due to several cost factors, driven primarily by higher production and energy costs at certain facilities in the U.S. and Mexico.

Energy Segment Pro Forma Combined Results

Pro forma Energy volumes for the second-quarter 2018 were 6.2 million tons, an increase of 11% sequentially and 15% greater than the pro forma volumes in the second quarter of 2017. The increase in pro forma volumes was driven by both robust demand and increased production from the expansion at the Utica, Illinois, facility, the completion of process engineering changes, and favorable seasonal operating conditions.

Pro forma Energy revenues for second-quarter 2018 were $506.1 million, a 13% increase compared to pro forma Energy revenues of $449.6 million in the first quarter of 2018. Pro forma Energy revenues benefited sequentially from increased volumes and an average price increase on raw sand proppant of approximately $2 per ton for tons sold on a like-for-like basis.

Pro forma Energy gross profit for the second quarter of 2018 was $161.8 million, which includes $18.0 million of non-cash expense related to the write-up of inventories under GAAP as a result of the merger. Excluding this expense, pro forma gross profit would have been $179.8 million, or $29 per ton, in the second quarter of 2018, compared with pro forma Energy gross profit of $141.6 million, or $25 per ton, in the first quarter of 2018. The increase in pro forma gross profit was primarily the result of the previously mentioned price increase and lower production costs. Pro forma Energy gross profit for the second quarter of 2018 was also negatively impacted by $7.1 million in start-up costs at the Company’s Crane and Kermit mines in West Texas.

Ms. Deckard said, “As we move into the second half of the year, the outlook for the Industrial markets that we serve remains steady, and our teams continue to explore cross-selling and other attractive growth opportunities as a result of our now combined product and operational footprints. Within the proppant market, continued supply growth has begun to outpace the growth in demand, which will create pricing and volume pressure. We remain committed to capturing synergies, growing our total solutions offerings, and leveraging our industry-leading capabilities to outperform in the market.”

Balance Sheet and Other Information

On June 1, 2018, as part of the closing of the merger, the Company entered into a $1.65 billion Term Loan B Credit facility (“Term Loan B”) as well as a $200 million Senior Secured Revolving Credit facility. As of June 30, 2018, the Company had cash of $136.4 million, and the Company’s revolving credit facility remained undrawn, with $14.6 million committed for outstanding letters of credit.

Capital expenditures for the second half of the year are expected to be in the range of $110 million to $130 million primarily related to the completion of the Kermit and Crane facilities, the Seiling, Oklahoma, facility, and maintenance activities to support the Company’s asset base.

Update on Greenfield Expansions

The Company’s Crane and Kermit facilities in West Texas have both begun start-up activities and the Company began shipping sand in July. Both facilities are expected to ramp up to full capacity by the end of the fourth quarter of 2018. Continued construction of the Company’s Seiling, Oklahoma, processing facility was approved by local authorities and this facility is expected to begin production in the fourth quarter of 2018.

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income from continuing operations before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, write-down of assets and certain other income or expenses. The Company defines Pro Forma Combined EBITDA as net income from continuing operations before interest expense, income tax expense, depreciation, depletion and amortization for the combined Unimin and Fairmount Santrol operations for the entire quarter and excludes HPQ results. Adjusted Pro Forma Combined EBITDA is defined as Pro Forma Combined EBITDA before non-cash stock-based compensation, asset impairments and certain other income or expenses. Pro forma financial results for 2018 and 2017, as shown in the exhibits attached to this release, include combined results of operations for Fairmount Santrol and Unimin for periods preceding the June 1, 2018 merger. Such presentation includes financial measures that are not in conformity with GAAP and do not conform with Securities and Exchange Commission rules for pro forma presentation. However, we believe that the additional non-GAAP financial measures will be helpful to investors in comparing current results with results of prior periods. These non-GAAP financial measures should not be considered a substitute for the financial results prepared in accordance with GAAP, but should be viewed in addition to the results as reported by the Company. The Company also believes Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operational performance and compare the results of our operations from period to period without regard to the Company’s financing costs or capital structure.

Conference Call

Covia will host a conference call and live webcast for analysts and investors today, August 14, 2018, at 10 a.m. Eastern Time to discuss the Company’s 2018 second-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website. The call can also be accessed live by dialing (866) 393-4306 or, for international callers, (734) 385-2616. The conference ID for the call is 1294467. A replay will be available on the website and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 1294467. The replay of the call will be available through August 21, 2018.

About Covia

Covia is a leading provider of minerals and material solutions for the Industrial and Energy markets, representing the legacy and combined strengths from the June 2018 merger of Unimin and Fairmount Santrol. The Company is a leading provider of diversified mineral solutions to the glass, ceramics, coatings, polymers, construction, water filtration, sports and recreation markets. The Company offers a broad array of high-quality products, including high-purity silica sand, nepheline syenite, feldspar, clay, kaolin, lime, resin systems and coated materials, delivered through its comprehensive distribution network. Covia offers its Energy customers an unparalleled selection of proppant solutions, additives, and coated products to enhance well productivity and to address both surface and down-hole challenges in all well environments. Covia has built long-standing relationships with a broad customer base consisting of blue-chip customers. Underpinning these strengths is an unwavering commitment to safety and to sustainable development further enhancing the value that Covia delivers to all of its stakeholders. For more information, visit CoviaCorp.com.

Forward-Looking Statements

This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward-looking statements are described in the information included in Covia’s Registration Statement on Form S-4, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other factors that are set forth in management’s discussion and analysis of Covia’s most recently filed reports with the Securities and Exchange Commission (“SEC”). These factors include: changes in prevailing economic conditions, including fluctuations in demand for, and pricing of, our products; potential business uncertainties relating to the merger, including potential disruptions to our business and operational relationships, our ability to achieve anticipated synergies, and the anticipated costs, timing and complexity of our integration efforts; loss of, or reduction in, business from the Company’s largest customers or their failure to pay the Company; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; our ability to successfully develop and market new products; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement and realize efficiencies from capacity expansion plans, and cost reduction initiatives within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Covia’s filings with the SEC. The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Covia

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues	$508,418	$324,079	$878,239	$611,391
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)	355,311	231,145	615,630	449,416

Operating expenses
Selling, general and administrative expenses(A)	31,377	21,220	56,601	42,045
Depreciation, depletion and amortization expense	36,744	23,896	63,875	47,558
Other operating expense, net	12,944	813	12,944	1,836

Operating income from continuing operations	72,042	47,005	129,189	70,536

Interest expense, net	9,497	5,250	14,688	10,605
Other non-operating expense, net	38,923	—	44,223	—

Income from continuing operations before provision for income taxes	23,622	41,755	70,278	59,931
Provision for income taxes	6,454	11,566	16,324	16,370

Net income from continuing operations	17,168	30,189	53,954	43,561
Less: Net income from continuing operations attributable to the non-controlling interest	106	—	106	—

Net income from continuing operations attributable to Covia Holdings Corporation	17,062	30,189	53,848	43,561

Income from discontinued operations, net of tax	3,830	6,612	12,587	10,080

Net income attributable to Covia Holdings Corporation	$20,892	$36,801	$66,435	$53,641

Continuing operations earnings per share
Basic	$0.14	$0.25	$0.44	$0.36
Diluted	0.14	0.25	0.44	0.36

Discontinued operations earnings per share
Basic	0.03	0.06	0.11	0.09
Diluted	0.03	0.06	0.10	0.09

Earnings per share
Basic	0.17	0.31	0.55	0.45
Diluted	$0.17	$0.31	$0.54	$0.45

Weighted average number of shares outstanding
Basic	123,460	119,645	121,552	119,645
Diluted	124,166	119,645	122,258	119,645

(A) - Stock compensation expense of $793 for the three months and six months ended June 30, 2018 is included within selling, general, and administrative expenses.

Covia

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Net income attributable to Covia Holdings Corporation	$66,435	$53,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	68,396	52,779
Prepayment penalties on Senior Notes	2,213	—
Gain on disposal of fixed assets	(81)	(107)
Change in fair value of interest rate swaps	(1,581)	—
Deferred income taxes and taxes payable	1,564	564
Stock compensation expense	3,193	—
Write-down of assets under construction	12,300	—
Net income from non-controlling interest	106	—
Other, net	4,653	(239)
Change in operating assets and liabilities, net of business combination effect:
Accounts receivable	(44,469)	(32,737)
Inventories	1,210	(491)
Prepaid expenses and other assets	(146)	5,874
Accounts payable	3,362	6,477
Accrued expenses	(31,572)	194

Net cash provided by operating activities	85,583	85,955

Cash flows from investing activities
Proceeds from sale of fixed assets	222	413
Capital expenditures	(115,709)	(29,230)
Cash of HPQ Co. distributed	(31,000)	—
Payments to Fairmount Santrol Holdings Inc. shareholders, net of cash acquired	(64,697)	—
Other investing activities	—	33

Net cash used in investing activities	(211,184)	(28,784)

Cash flows from financing activities
Proceeds from borrowings on term loan	1,650,000	49,815
Prepayment on Unimin Term Loans	(314,642)	(205)
Prepayment on Senior Notes	(100,000)	—
Prepayment on Fairmount Santrol Holdings Inc. term loan	(695,625)	—
Fees for Term Loan and Senior Notes prepayment	(36,733)	—
Payments on capital leases and other long-term debt	(25,380)	—
Fees for Revolver	(4,500)	—
Cash Redemption payment	(520,377)	—
Proceeds from share-based awards exercised or distributed	2	—
Tax payments for withholdings on share-based awards exercised or distributed	(1)	—
Dividends paid	—	(50,000)

Net cash used in financing activities	(47,256)	(390)

Effect of foreign currency exchange rate changes	1,168	2,735

Increase (decrease) in cash and cash equivalents	(171,689)	59,516

Cash and cash equivalents:
Beginning of period	308,059	183,361

End of period	$136,370	$242,877

Covia

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2018	December 31, 2017
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$136,370	$308,059
Accounts receivable, net	418,301	219,719
Inventories, net	183,164	79,959
Other receivables	34,780	27,963
Prepaid expenses and other current assets	20,871	16,322
Current assets of discontinued operations	—	66,906

Total current assets	793,486	718,928

Property, plant and equipment, net	2,653,792	1,136,104
Deferred tax assets, net	7,497	7,441
Goodwill	472,347	53,512
Intangibles, net	170,015	25,596
Other non-current assets	23,504	2,416
Non-current assets of discontinued operations	—	96,101

Total assets	$4,120,641	$2,040,098

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$19,920	$50,045
Accounts payable	185,753	101,983
Accrued expenses	121,403	88,208
Current liabilities of discontinued operations	—	10,027

Total current liabilities	327,076	250,263

Long-term debt	1,615,666	366,967
Employee benefit obligations	99,490	97,798
Deferred tax liabilities, net	230,416	62,614
Other long-term liabilities	84,802	29,057
Non-current liabilities of discontinued operations	—	8,084

Total liabilities	2,357,450	814,783

Equity
Common stock	1,777	1,777
Additional paid-in capital	383,771	43,941
Retained earnings	1,984,892	1,918,457
Accumulated other comprehensive loss	(121,716)	(128,228)
Treasury stock at cost	(486,092)	(610,632)
Non-controlling interest	559	—

Total equity	1,763,191	1,225,315

Total liabilities and equity	$4,120,641	$2,040,098

Covia

Pro Forma Combined Segment Reports

(unaudited)

(in thousands)

	Three Months Ended June 30,
	2018			2017
	As Reported	Pre- Merger(1)	Pro Forma Combined(2)	As Reported	Pre- Merger(3)	Pro Forma Combined(2)
Volumes (tons)
Energy	4,274	1,953	6,227	2,819	2,587	5,406
Industrial	3,346	470	3,816	3,119	687	3,806

Total volumes	7,620	2,423	10,043	5,938	3,274	9,212

Revenues
Energy	$326,746	$179,345	$506,091	$157,383	$198,812	$356,195
Industrial	181,672	24,649	206,321	166,696	34,414	201,110

Total revenues	508,418	203,994	712,412	324,079	233,226	557,305

Segment gross profit
Energy	101,288	60,553	161,841	40,616	52,233	92,849
Industrial	51,819	10,294	62,113	52,318	15,191	67,509

Total segment gross profit(4)	$153,107	$70,847	$223,954	$92,934	$67,424	$160,358

	Six Months Ended June 30,
	2018			2017
	As Reported	Pre- Merger(1)	Pro Forma Combined(2)	As Reported	Pre- Merger(3)	Pro Forma Combined(2)
Volumes (tons)
Energy	7,250	4,588	11,838	5,281	4,669	9,950
Industrial	6,317	1,048	7,365	6,087	1,282	7,369

Total volumes	13,567	5,636	19,203	11,368	5,951	17,319

Revenues
Energy	$534,207	$421,526	$955,733	$287,606	$339,805	$627,411
Industrial	344,032	55,805	399,837	323,785	66,004	389,789

Total revenues	878,239	477,331	1,355,570	611,391	405,809	1,017,200

Segment gross profit
Energy	166,783	136,668	303,451	66,064	77,694	143,758
Industrial	95,826	21,440	117,266	95,911	28,111	124,022

Total segment gross profit(4)	$262,609	$158,108	$420,717	$161,975	$105,805	$267,780

	Three Months Ended March 31,
	2018			2017
	As Reported	Pre- Merger(5)	Pro Forma Combined(2)	As Reported	Pre- Merger(5)	Pro Forma Combined(2)
Volumes (tons)
Energy	2,976	2,635	5,611	2,462	2,082	4,544
Industrial	2,971	578	3,549	2,968	595	3,563

Total volumes	5,947	3,213	9,160	5,430	2,677	8,107

Revenues
Energy	$207,461	$242,181	$449,642	$130,223	$140,993	$271,216
Industrial	162,360	31,156	193,516	157,089	31,590	188,679

Total revenues	369,821	273,337	643,158	287,312	172,583	459,895

Segment gross profit
Energy	65,495	76,115	141,610	25,448	25,461	50,909
Industrial	44,007	11,146	55,153	43,593	12,920	56,513

Total segment gross profit(4)	$109,502	$87,261	$196,763	$69,041	$38,381	$107,422

(1)

2018 Pre-Merger financial results are for Fairmount Santrol Holdings Inc. (“Fairmount Santrol”), for the two and five months ended May 31, 2018, the day before the merger between Fairmount Santrol and Unimin Corporation (“Unimin”) occurred on June 1, 2018. Such results are based on Fairmount Santrol’s unaudited internal financial statements and have been prepared on a basis substantially consistent with Fairmount Santrol’s prior audited financial statements, but have not been reviewed by the Company’s independent auditors. Both Fairmount Santrol and Unimin reported financial results on a calendar fiscal year.

(2)

Pro forma financial results for 2018 and 2017 include combined results of operations for Fairmount Santrol and Unimin for periods preceding the June 1, 2018 merger. Such presentation includes financial information that is not in conformity with Securities and Exchange Commission rules or Generally Accepted Accounting Principles (“GAAP”) for pro forma presentation.

(3)

2017 Pre-Merger financial results are for Fairmount Santrol for the three and six months ended June 30, 2017, as previously reported by Fairmount Santrol.    Both Fairmount Santrol and Unimin reported financial results on a calendar fiscal year.

(4)

As a result of the June 1, 2018 merger, inventories were written up to fair value under GAAP and $19.2 million of this write-up was expensed through cost of sales in June 2018 thereby reducing Gross Profit. Of this $19.2 million, $18.0 million and $1.2 million impacted the Energy and Industrial businesses for the three and six month period respectively.

(5)

2018 Pre-Merger and 2017 Pre-Merger financial results are for Fairmount Santrol for the three months ended March 31, 2018 and March 31, 2017, respectively, as previously reported by Fairmount Santrol. Both Fairmount Santrol and Unimin reported financial results on a calendar fiscal year.

Covia

Pro Forma Combined Statements of Income and Non-GAAP Financial Measures

(unaudited)

(in thousands)

	Three Months Ended June 30,
	2018			2017
	As Reported	Pre- Merger(1)	Pro Forma Combined(2)	As Reported	Pre- Merger(3)	Pro Forma Combined(2)
Revenues	$508,418	$203,994	$712,412	$324,079	$233,226	$557,305
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)(4)	355,311	133,146	488,457	231,145	165,802	396,947

Operating expenses
Selling, general and administrative expenses(5)	31,377	20,137	51,514	21,220	25,719	46,939
Depreciation, depletion and amortization expense	36,744	12,088	48,832	23,896	19,846	43,742
Other operating expense, net	12,944	(1,563)	11,381	813	355	1,168

Operating income from continuing operations	72,042	40,186	112,228	47,005	21,504	68,509

Interest expense, net	9,497	11,903	21,400	5,250	12,983	18,233
Other non-operating expense, net(5)	38,923	24,723	63,646	—	144	144

Income from continuing operations before provision for income taxes	23,622	3,560	27,182	41,755	8,377	50,132

Provision for income taxes	6,454	811	7,265	11,566	520	12,086

Net income from continuing operations	17,168	2,749	19,917	30,189	7,857	38,046
Less: Net income from continuing operations attributable to the non-controlling interest	106	—	106	—	40	40

Net income from continuing operations attributable to Covia Holdings Corporation	17,062	2,749	19,811	30,189	7,817	38,006

Interest expense, net	9,497	11,903	21,400	5,250	12,983	18,233
Provision for income taxes	6,454	811	7,265	11,566	520	12,086
Depreciation, depletion and amortization expense	36,744	12,088	48,832	23,896	19,846	43,742

EBITDA	69,757	27,551	97,308	70,901	41,166	112,067

Costs and expenses related to the Merger(5)	38,923	24,723	63,646	—	144	144
Non-cash stock compensation expense(6)	793	5,063	5,856	—	2,763	2,763
Loss on debt extinguishment and repurchase(7)	—	—	—	—	389	389
Write-down of assets under construction(8)	12,300	—	12,300	—	—	—

Adjusted EBITDA	$121,773	$57,337	$179,110	$70,901	$44,462	$115,363

	Six Months Ended June 30,
	2018			2017
	As Reported	Pre- Merger(1)	Pro Forma Combined(2)	As Reported	Pre- Merger(3)	Pro Forma Combined(2)
Revenues	$878,239	$477,332	$1,355,571	$611,391	$405,809	$1,017,200
Cost of goods sold (excluding depreciation, depletion,
and amortization shown separately)(4)	615,630	319,224	934,854	449,416	300,005	749,421

Operating expenses
Selling, general and administrative expenses(5)	56,601	44,156	100,757	42,045	48,189	90,234
Depreciation, depletion and amortization expense	63,875	29,313	93,188	47,558	39,288	86,846
Other operating expense, net	12,944	(2,292)	10,652	1,836	(705)	1,131

Operating income from continuing operations	129,189	86,931	216,120	70,536	19,032	89,568

Interest expense, net	14,688	25,686	40,374	10,605	25,520	36,125
Other non-operating expense, net(5)	44,223	28,057	72,280	—	144	144

Income from continuing operations before provision for income taxes	70,278	33,188	103,466	59,931	(6,632)	53,299

Provision for income taxes	16,324	1,683	18,007	16,370	(628)	15,742

Net income from continuing operations	53,954	31,505	85,459	43,561	(6,004)	37,557
Less: Net income from continuing operations attributable to the non-controlling interest	106	3	109	—	218	218

Net income from continuing operations attributable to Covia Holdings Corporation	53,848	31,502	85,350	43,561	(6,222)	37,339

Interest expense, net	14,688	25,686	40,374	10,605	25,520	36,125
Provision for income taxes	16,324	1,683	18,007	16,370	(628)	15,742
Depreciation, depletion and amortization expense	63,875	29,313	93,188	47,558	39,288	86,846

EBITDA	148,735	88,184	236,919	118,094	57,958	176,052

Costs and expenses related to the Merger(5)	44,223	28,057	72,280	—	144	144
Non-cash stock compensation expense(6)	793	8,482	9,275	—	5,179	5,179
Loss on debt extinguishment and repurchase(7)	—	—	—	—	389	389
Write-down of assets under construction(8)	12,300	—	12,300	—	—	—

Adjusted EBITDA	$206,051	$124,723	$330,774	$118,094	$63,670	$181,764

	Three Months Ended March 31,
	2018			2017
	As Reported	Pre- Merger(9)	Pro Forma Combined(2)	As Reported	Pre- Merger(9)	Pro Forma Combined(2)
Revenues	$369,821	$273,338	$643,159	$287,312	$172,583	$459,895
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)(4)	260,319	186,078	446,397	218,271	134,203	352,474

Operating expenses
Selling, general and administrative expenses(5)	25,224	24,019	49,243	20,825	22,470	43,295
Depreciation, depletion and amortization expense	27,131	17,225	44,356	23,662	19,442	43,104
Other operating expense, net	—	(729)	(729)	1,023	(1,060)	(37)

Operating income from continuing operations	57,147	46,745	103,892	23,531	(2,472)	21,059

Interest expense, net	5,191	13,783	18,974	5,355	12,537	17,892
Other non-operating expense, net(5)	5,300	3,334	8,634	—	—	—

Income from continuing operations before provision for income taxes	46,656	29,628	76,284	18,176	(15,009)	3,167

Provision for income taxes	9,870	872	10,742	4,804	(1,148)	3,656

Net income from continuing operations	36,786	28,756	65,542	13,372	(13,861)	(489)
Less: Net income from continuing operations attributable to the non-controlling interest	—	3	3	—	178	178

Net income from continuing operations attributable to Covia Holdings Corporation	36,786	28,753	65,539	13,372	(14,039)	(667)

Interest expense, net	5,191	13,783	18,974	5,355	12,537	17,892
Provision for income taxes	9,870	872	10,742	4,804	(1,148)	3,656
Depreciation, depletion and amortization expense	27,131	17,225	44,356	23,662	19,442	43,104

EBITDA	78,978	60,633	139,611	47,193	16,792	63,985

Costs and expenses related to the Merger(5)	5,300	3,334	8,634	—	—	—
Non-cash stock compensation expense(6)	—	3,419	3,419	—	2,416	2,416
Loss (gain) on debt extinguishment and repurchase(7)	—	—	—	—	—	—
Write-down of assets under construction(8)	—	—	—	—	—	—

Adjusted EBITDA	$84,278	$67,386	$151,664	$47,193	$19,208	$66,401

(1)

2018 Pre-Merger financial results are for Fairmount Santrol Holdings Inc. (“Fairmount Santrol”), for the two and five months ended May 31, 2018, the day before the merger between Fairmount Santrol and Unimin Corporation (“Unimin”) occurred on June 1, 2018. Such results are based on Fairmount Santrol’s unaudited internal financial statements and have been prepared on a basis substantially consistent with Fairmount Santrol’s prior audited financial statements, but have not been reviewed by the Company’s independent auditors. Both Fairmount Santrol and Unimin reported financial results on a calendar fiscal year.

(2)

Pro forma financial results for 2018 and 2017 include combined results of operations for Fairmount Santrol and Unimin for periods preceding the June 1, 2018 merger. Such presentation includes financial measures that are not in conformity with Generally Accepted Accounting Principles (“GAAP”) and do not conform with Securities and Exchange Commission rules for pro forma presentation. However, we believe that the additional non-GAAP financial measures will be helpful to investors in comparing current results with results of prior periods. These non-GAAP financial measures should not be considered a substitute for the financial results prepared in accordance with GAAP, but should be viewed in addition to the results as reported by the Company.

(3)

2017 Pre-Merger financial results are for Fairmount Santrol for the three and six months ended June 30, 2017, as previously reported by Fairmount Santrol. Both Fairmount Santrol and Unimin reported financial results on a calendar fiscal year.

(4)

As a result of the June 1, 2018 merger, inventories were written up to fair value under GAAP and $19.2 million of this write-up was expensed through cost of sales in June 2018 thereby reducing Gross Profit. Of this $19.2 million, $18.0 million and $1.2 million impacted the Energy and Industrial businesses, respectively, for the three and six month period ended June 30, 2018.

(5)

Costs and expenses related to the Merger with Fairmount Santrol include legal, accounting, financial advisory services, severance, debt extinguishment, and other expenses. Additionally, it includes stock compensation expense related to accelerated awards as a result of the Merger.

(6)	Represents the non-cash expense for stock-based awards issued to Fairmount Santrol employees and outside directors. Stock compensation expenses are reported in SG&A.
(7)

Represents the write-off of deferred financing fees related to an amendment to Fairmount Santrol’s Revolving Credit Facility in 2017. This expense was reported by Fairmount Santrol in Other operating expense for the three months ended June 30, 2017.

(8)	Represents charges from a terminated project due to post-Merger synergies and capital optimization.
(9)

2018 Pre-Merger and 2017 Pre-Merger financial results are for Fairmount Santrol for the three months ended March 31, 2018 and March 31, 2017, respectively, as previously reported by Fairmount Santrol. Both Fairmount Santrol and Unimin reported financial results on a calendar fiscal year.

Investor contact:

Matthew Schlarb

440-214-3284

Matthew.Schlarb@coviacorp.com

Source: Covia